                                                                    EXHIBIT 99.1


                                                                        Contact:
                                                               James L. Knighton
                                                             Chief Operating and
                                                         Chief Financial Officer
                                                                    650 623 0787

               CALIPER TECHNOLOGIES ANNOUNCES SECOND QUARTER 2003
                                FINANCIAL RESULTS
   Net Loss of $9.5 Million or $0.39 a Share Including Restructuring Charges

Hopkinton, MA -- July 31, 2003-- Caliper Technologies Corp. (Nasdaq: CALP) announced today its second quarter 2003 financial results. For the quarter ended June 30, 2003, the company reported a net loss of $9.5 million, or $0.39 per share, as compared to a net loss of $11.4 million or $0.47 per share in the comparable period last year. Caliper incurred a restructuring charge of $322,000 in the second quarter of 2003 for a reduction in force completed in the period, which added to the net loss for the period. Financial results do not include the financial results of Zymark Corporation, which Caliper acquired on July 14, 2003.

TOTAL REVENUE for the second quarter of 2003 was $5.9 million, down 19% from $7.2 million in the same period last year. The decline in total revenue from 2002 was due primarily to the previously reported anticipated decrease in sales to Amphora Discovery Corporation, a related party. On a sequential basis, total revenue was up 5% from $5.6 million for the first quarter of this year.

PRODUCT REVENUE was $3.4 million in the second quarter of 2003 as compared to $4.5 million in the second quarter of last year and $3.5 million in the first quarter of 2003. Again, the year over year change was due primarily to a decrease in product sales to Amphora offset by increases in Caliper's drug discovery products sales to unrelated customers and product sales under Caliper's collaboration with Agilent Technologies. The 2003 quarter to quarter decline was due to a slight softening in sales from Caliper's collaboration with Agilent and, to a lesser extent, modest declines in drug discovery product sales to both Amphora and unrelated customers. This was offset in part by increases in product sales in most other areas, including Caliper's AMS-90 and diagnostic products.

LICENSING AND CONTRACT REVENUE in the second quarter of 2003 was $2.4 million, an 11% decrease from $2.8 million in the second quarter of 2002 and a 15% increase from $2.1 million in the first quarter of 2003. The year over year decrease is principally from a 25% reduction in research and development services rendered to Agilent as well as reduced assay and application development services performed for Amphora, as most contract services for Amphora were completed last year. The sequential 2003 quarter to quarter increase came primarily from increased services provided to Caliper's corporate development partnerships and modest increases in research and development services to Agilent.


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OPERATING EXPENSES for the second quarter of 2003 were $14.0 million, as compared to $16.7 million in the second quarter of 2003, a decrease of 16%. As compared to the first quarter of 2003, total operating expenses decreased 1%. Research and development expenses decreased 23% to $8.8 million in the second quarter of 2003 from $11.5 million in the second quarter of 2002. As compared to the first quarter of 2003, research and development expenses decreased 6%. Both of these research and development decreases were due primarily to lower wage and benefit costs resulting from a reduction in research personnel in September 2002 and May 2003. As compared to the same period in 2002, selling, general and administrative expenses decreased 2% to $4.7 million from $4.8 million. Selling, general and administrative expenses increased modestly from the first quarter of 2003 principally from additional legal costs related to a patent infringement action and costs associated with our annual stockholder meeting, offset by lower employee and marketing costs.

In early May 2003, Caliper conducted a reduction in force that resulted in the further downsizing of its employee workforce by 26 people, or approximately 10%, predominately in research and development. This was part of Caliper's ongoing assessment of its cost structure and research programs independent of the Zymark acquisition. Caliper incurred an expense of $322,000 for severance payments and related benefits with all costs associated with this workforce reduction paid out by the end of June 2003.

INTEREST INCOME, NET for the second quarter totaled $1.1 million, a decrease from $1.8 million in the second quarter of 2002 but an increase from $921,000 in the previous quarter due primarily to $334,000 in realized gains generated by the sale of marketable securities in Caliper's investment portfolio. In June 2003, in anticipation of Caliper's purchase of Zymark, Caliper began to convert a portion of its short-term marketable securities portfolio to cash and cash equivalents that generated this non-recurring gain.

"Overall, this was a very productive quarter for Caliper. In June, we announced a definitive agreement to acquire Zymark Corporation, a leading provider of laboratory automation, liquid handling and robotics solutions to the life sciences, biotechnology and pharmaceutical industries. This strategic acquisition, which was successfully completed on July 14th, creates a broad commercial outlet for Caliper's microfluidic technologies and provides a product discovery engine for Zymark's commercial platform. With this powerful combination, we expect to achieve $50 to $55 million in revenues for the full year including the addition of Zymark's revenues starting July 14, 2003," said Jim Knighton, Chief Operating and Chief Financial Officer of Caliper Technologies. "In addition, during the second quarter, we met our internal financial forecasts through a combination of slightly increased product revenues and reduced spending from the previous quarter."

In addition to the completion of the acquisition of Zymark, second quarter highlights include:

      - The establishment of two new Caliper 250 customers (Serono and Aventis), and


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      -     The closing of a multi-year development and collaboration agreement with Bio-Rad Laboratories to develop a novel microfluidics instrument.

Caliper will webcast its second quarter 2003 conference call discussing financial results and preliminary integration planning of the company since the Zymark acquisition in mid July. The live webcast of this conference will begin at 5:00 p.m. ET (2:00 p.m. PT) today. Participants should visit the following address (www.companyboardroom.com) several minutes prior to the call and follow the instructions provided.

Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a recording of the proceedings from July 31 through August 7, visit http://www.companyboardroom.com or the events page in the investor relations section of the Caliper website at http://www.calipertech.com.

ABOUT CALIPER TECHNOLOGIES

Caliper Technologies is a leading provider of microfluidic technology and laboratory automation solutions serving a broad range of markets in the worldwide life science, biotechnology and pharmaceutical industries. With the recent acquisition of Zymark Corporation, Caliper now offers a state-of-the-art comprehensive portfolio of microfluidic, liquid handling and laboratory automation products designed to accelerate drug discovery and development. Caliper is focused on leveraging its global commercial infrastructure, broad and established customer base, and innovative R&D platform to drive its current and future growth.

Caliper headquarters are located in Hopkinton, Massachusetts, with R&D, operations and manufacturing facilities for LabChip(R) devices in Mountain View, California, and direct sales, service and applications support in numerous locations around the world. Caliper customers and partners include many of the largest pharmaceutical and biotechnology companies in the world. For more information, please visit Caliper's web site at www.calipertech.com.

The statements in this news release regarding the expected revenues for 2003 are "forward-looking statements" that are subject to risks and uncertainties. Actual results could differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including the risk that Caliper's expectations regarding demand for its products and services may not materialize if capital spending by Caliper's customers further declines or if Caliper is unable to timely bring to market novel assay applications for its drug discovery systems. Further information on potential factors that could affect Caliper's financial results are included in risks detailed under the caption "Factors Affecting Operating Results" in Caliper's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2003. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake an obligation to update forward-looking or other statements in this release or the conference call.

LabChip is a registered trade mark of Caliper Technologies Corp.


                                       3.

                           CALIPER TECHNOLOGIES CORP.
                         SELECTED FINANCIAL INFORMATION


CONSOLIDATED STATEMENTS OF OPERATIONS                                   Three Months Ended           Six Months Ended
(unaudited, in thousands except per share data)                              June 30,                     June 30,
                                                                     -----------------------       -----------------------
                                                                       2003           2002           2003           2002
                                                                     --------       --------       --------       --------
REVENUES:
        Product revenue                                              $  2,893       $  2,430       $  5,803       $  5,626
        Product revenue - related party                                   548          2,056          1,126          3,412
                                                                     --------       --------       --------       --------
             Total product revenue                                      3,441          4,486          6,929          9,038

        License fees and contract revenue                               2,434          2,379          4,550          4,504
        Contract revenue - related party                                    3            371             11            735
                                                                     --------       --------       --------       --------
             Total license fees and contract revenue                    2,437          2,750          4,561          5,239
TOTAL REVENUES                                                          5,878          7,236         11,490         14,277

COST OF GOODS SOLD:

        Cost of product revenue                                         2,402          1,923          4,622          4,016
        Cost of product revenue - related party                            60          1,403            138          1,847
                                                                     --------       --------       --------       --------
TOTAL COST OF GOODS SOLD                                                2,462          3,326          4,760          5,863

GROSS MARGIN                                                            3,416          3,910          6,730          8,414

OPERATING EXPENSES:

        Research and development                                        8,822         11,463         18,233         22,515
        Selling, general and administrative                             4,740          4,817          9,309          9,474
        Amortization of deferred stock compensation                       152            386            340            832
        Restructuring charges                                             322             --            322             --
                                                                     --------       --------       --------       --------
TOTAL OPERATING EXPENSES                                               14,036         16,666         28,204         32,821
                                                                     --------       --------       --------       --------

LOSS FROM OPERATIONS                                                  (10,620)       (12,756)       (21,474)       (24,407)

INTEREST INCOME, NET                                                    1,077          1,846          1,998          4,277

OTHER EXPENSE/LOSS, NET                                                     1           (458)           (34)          (924)
                                                                     --------       --------       --------       --------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                         $ (9,542)      $(11,368)      $(19,510)      $(21,054)
                                                                     ========       ========       ========       ========

NET LOSS PER SHARE - BASIC AND DILUTED                               $  (0.39)      $  (0.47)      $  (0.79)      $  (0.87)
                                                                     ========       ========       ========       ========

Shares used in computing net loss per share - basic and diluted        24,840         24,333         24,777         24,285


                                       4.

                           CALIPER TECHNOLOGIES CORP.
                         SELECTED FINANCIAL INFORMATION

                                                                                                 June 30,         December 31,
                                                                                                ----------        ------------
CONSOLIDATED BALANCE SHEETS                                                                        2003               2002
                                                                                                ----------        ------------
(in thousands)                                                                                  (unaudited)         (Note 1)

ASSETS
CURRENT ASSETS:
        Cash and cash equivalents                                                               $   55,639         $  16,184
        Short-term marketable securities                                                            79,839           138,139
        Accounts receivable, net                                                                     2,987             1,754
        Royalties receivable from Aclara                                                             1,250                --
        Due from related party, net                                                                    224               115
        Inventories                                                                                  4,416             5,964
        Other current assets                                                                         2,187             1,508
                                                                                                ----------         ---------
TOTAL CURRENT ASSETS                                                                               146,542           163,664
PROPERTY AND EQUIPMENT, NET                                                                          9,787            12,545
OTHER ASSETS                                                                                         3,397             3,669
                                                                                                ----------         ---------
TOTAL ASSETS                                                                                    $  159,726         $ 179,878
                                                                                                ==========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES                                                                             $    7,660         $   8,081
LONG-TERM OBLIGATIONS                                                                                3,218             4,239
STOCKHOLDERS' EQUITY                                                                               148,848           167,558
                                                                                                ----------         ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                      $  159,726         $ 179,878
                                                                                                ==========         =========


Note 1. Derived from audited financial statements.


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